Exhibit 99.1

Tuesday Morning Corporation Appoints Jeffrey N. Boyer to Key Senior Management Positions

— Experienced Retail Veteran Joins as Chief Administrative Officer and Chief Financial Officer —

DALLAS, September 9, 2013 — Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with 820 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced the appointment of retail industry veteran Jeffrey Boyer as Executive Vice President, Chief Administrative Officer and Chief Financial Officer, effective immediately.  Mr. Boyer fills both the existing Chief Administrative Officer vacancy and replaces Stephanie Bowman, who has decided to pursue other professional interests but will remain with Tuesday Morning in a consultative capacity to facilitate a smooth transition.

Boyer brings over 30 years of retail, finance and accounting experience to Tuesday Morning.  Since June 2012, he served as Executive Vice President and Chief Operating Officer of 24 Hour Fitness Worldwide, one of the world’s largest privately owned and operated fitness center chains.  From April 2008 until June 2012, he was Executive Vice President and Chief Financial Officer at 24 Hour Fitness Worldwide.  Previously, he served as President and Chief Financial Officer of Michaels Stores, Inc. from July 2007 until April 2008 and Co-President and Chief Financial Officer from March 2006 to July 2007. Mr. Boyer also held the position of Executive Vice President and Chief Financial Officer of Michaels Stores, Inc. from January 2003 to March 2006.

Prior to joining Michaels, Boyer served as the Executive Vice President and Chief Financial Officer of Kmart Corporation and held multiple positions with Sears, Roebuck & Company, advancing to the post of Senior Vice President and Chief Financial Officer.  Earlier in his career, he served in senior capacities with the Pillsbury Company and Kraft General Foods. Boyer began his career as an accountant with PricewaterhouseCoopers in 1980.

Michael Rouleau, Tuesday Morning’s Chief Executive Officer, commented, “Having worked with Jeff at Michaels, I can attest to his wealth of retail experience and ability to help transform organizations.  We’re delighted he has joined the team and look forward to benefiting from his expertise and insight.”

“I am very pleased to join the Tuesday Morning team, and am eager to work again with Michael to help ensure the Company realizes its potential as a leading value retailer,” Mr. Boyer added.

“On behalf of the entire Tuesday Morning team, I also want to thank Stephanie for her tireless commitment to Tuesday Morning, particularly amid significant organizational change,” Mr. Rouleau concluded.  “We wish her well in her future professional endeavors, and know she has a bright future.”

Tuesday Morning also announced today that Board members Starlette Johnson and David Green will not stand for re-election to the Company’s Board of Directors at the 2013 Annual Meeting of Stockholders.

“On behalf of Tuesday Morning, I want to thank Starlette and David for their contributions to the Tuesday Morning Board,” said Steven R. Becker, Chairman of the Board.  “They have played important roles in the Company’s transformation, and their service is deeply appreciated.”

ABOUT TUESDAY MORNING

Tuesday Morning (NASDAQ: TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 820 stores in 43 states.  For more information and a list of store locations, visit www.TuesdayMorning.com.

CONTACT:	Jennifer Sanders
Perry Street Communications
jsanders@perryst.com
214-965-9955